Exhibit 99.1

N E W S    R E L E A S E

CONTACT: Marguerite Nader	FOR IMMEDIATE RELEASE
(312) 279-1486	January 23, 2012

ELS REPORTS FOURTH QUARTER RESULTS

Completes Acquisition of 75 Properties in 2011

CHICAGO, IL – January 23, 2012 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the three months and year ended December 31, 2011.

a) Financial Results

For the three months ended December 31, 2011, Funds From Operations (“FFO”) were $43.5 million, or $0.96 per share on a fully-diluted basis, compared to $25.9 million, or $0.73 per share on a fully-diluted basis, for the same period in 2010. For the year ended December 31, 2011, FFO was $143.2 million, or $3.55 per share on a fully-diluted basis, compared to $123.2 million, or $3.47 per share on a fully-diluted basis, for the same period in 2010. Excluding approximately $1.2 million and $18.5 million in transaction costs incurred in connection with the Acquisition (as described below) during the three months and year ended December 31, 2011, respectively, FFO would have been $44.7 million and $161.7 million, or $0.99 and $4.01 per share on a fully-diluted basis, for the three months and year ended December 31, 2011, respectively.

Net loss available to common stockholders totaled ($0.2) million, or ($0.00) per share on a fully-diluted basis, for the three months ended December 31, 2011 compared to net income available to common stockholders of $5.7 million, or $0.18 per share on a fully-diluted basis, for the same period in 2010. Net income available to common stockholders totaled $22.8 million, or $0.64 per share on a fully-diluted basis for the year ended December 31, 2011, compared to $38.4 million, or $1.25 per share on a fully-diluted basis, for the same period in 2010. Excluding approximately $1.2 million and $18.5 million in transaction costs incurred in connection with the Acquisition (as described below) during the three months and year ended December 31, 2011, respectively, net income available to common stockholders would have been $0.9 million and $39.5 million, or $0.02 and $0.98 per share on a fully-diluted basis, for the three months and year ended December 31, 2011, respectively. See the attachment to this press release for a reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measures.

b) Portfolio Performance

For the three months ended December 31, 2011 property operating revenues, excluding deferrals, were $158.4 million, compared to $120.9 million in the same period in 2010. Our property operating revenues, excluding deferrals, for the year ended December 31, 2011 were $570.2 million, compared to $506.5 million for the same period in 2010. Our property operating revenues for the three months and year ended December 31, 2011 include approximately $34.5 million and $56.6 million, respectively, of property operating revenues from the 75 properties acquired in the Acquisition during the year ended December 31, 2011.

For the three months ended December 31, 2011, our Core property operating revenues increased approximately 2.5 percent as compared to the same period in 2010. Core property operating expenses for the three months ended December 31, 2011 increased approximately 1.9 percent, resulting in an increase of approximately 3.1 percent to income from Core property operations over the same period in 2010. For the year ended December 31, 2011, our Core property operating revenues increased approximately 1.3 percent and Core property operating expenses decreased approximately 0.1 percent, resulting in an increase of approximately 2.9 percent to income from Core property operations over the same period in 2010. Excluding property management expenses, core income from property operations for the three months and year ended December 30, 2011 increased 3.4 percent and 2.7 percent, respectively

c) Asset-related Transactions

On May 31, 2011, the Company’s operating partnership entered into purchase and other agreements (the “Purchase Agreements”) to acquire a portfolio of 75 manufactured home communities and one RV resort (the “Acquisition Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Acquisition Properties (the “Home Related Assets”) for a stated purchase price of $1.43 billion (the “Acquisition”). Total transaction costs associated with the Acquisition for the year ended December 31, 2011 were approximately $18.5 million.

During the six months ended December 31, 2011, the Company closed on 75 Acquisition Properties and certain Home Related Assets associated at such 75 Acquisition Properties for a stated aggregate purchase price of approximately $1.4 billion. The Company acquired 17 of the 75 Acquisition Properties during the three months ended December 31, 2011. The Company funded the purchase price of these 75 closings with (i) the issuance of 1,708,276 shares of its common stock, to the seller with an aggregate stated value under the Purchase Agreements of approximately $99.1 million, (ii) the issuance of 1,740,000 shares of Series B Subordinated Non-Voting Cumulative Preferred Stock (“Series B Preferred Stock”) to the seller with an aggregate stated value under the Purchase Agreements of approximately $100.9 million, (iii) the assumption of approximately $515.0 million of mortgage debt secured by 35 Acquisition Properties, (iv) the net proceeds of approximately $344.0 million, net of offering costs, from a common stock offering of approximately 6.0 million shares, (v) approximately $200 million of cash from an unsecured term loan we closed on July 1, 2011 and (vi) approximately $200 million of cash from new secured financings originated during the third quarter of 2011. The assumed mortgage debt has stated interest rates ranging from 4.65% to 8.87% per annum and matures on dates ranging from 2012 to 2023.

The Purchase Agreement with respect to one property in Michigan has been terminated. We continue to discuss a possible acquisition and perform due diligence on the property, but there can be no assurance that the Company will acquire the property.

d)	Balance Sheet

Our cash balance as of December 31, 2011 was approximately $70.5 million. Our average long-term debt balance was approximately $2.3 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 5.46 percent per annum and weighted average maturity of 5.32 years. Interest coverage was approximately 2.7 times in the three months ended December 31, 2011.

e) Guidance

A supplemental package with additional information on December 31, 2011 results, the Acquisition and guidance is available via the Company’s website in the Investor Information section under Quarterly Supplemental Packages and will be filed as Exhibit 99.2 on the Company’s Form 8-K filed on January 24, 2012.

The Company’s guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2012 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases of annual payments under right-to-use contracts, (v) occupancy changes; (vi) our ability to retain and attract customers renewing or entering right-to-use contracts, (vii) performance of the chattel loans purchased by us in connection with the Acquisition, and (viii) our ability to integrate and operate the Acquisition Properties in accordance with our estimates. Results for 2012 also may be impacted by, among other things (i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; (ii) variability in income from home sales operations, including anticipated expansion projects; (iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; (iv) potential acquisitions, investments and dispositions; (v) mortgage debt maturing during 2012; (vi) changes in interest rates; and (vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.

As of January 23, 2012, Equity LifeStyle Properties, Inc. owns or has an interest in 382 quality properties in 32 states and British Columbia consisting of 141,175 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on January 24, 2012.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•

the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	the Company’s assumptions and guidance concerning 2012 estimated net income and funds from operations;

•

in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•

results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	effective integration of the Acquisition Properties and the Company’s estimates regarding the future performance of the Acquisition Properties;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Tables follow:

Equity LifeStyle Properties, Inc.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands except for per share data)

	Three Months Ended		Years Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenues:
Community base rental income	$99,111	$65,285	$318,851	$259,351
Resort base rental income	28,631	28,041	130,489	129,481
Right-to-use annual payments	12,103	12,203	49,122	49,831
Right-to-use contracts current period, gross	4,760	4,326	17,856	19,496
Right-to-use contracts, deferred, net of prior period amortization	(3,169)	(3,027)	(11,936)	(14,856)
Utility and other income	13,799	11,060	53,843	48,357
Gross revenues from home sales	1,807	1,361	6,088	6,120
Brokered resale revenues, net	198	200	806	918
Ancillary services revenues, net	(759)	46	1,502	2,504
Interest income	2,621	1,182	7,000	4,419
Income from other investments, net	210	496	6,452	5,740

Total revenues	159,312	121,173	580,073	511,361

Expenses:
Property operating and maintenance	52,206	43,839	200,623	185,786
Real estate taxes	11,097	7,532	37,619	32,110
Sales and marketing, gross	2,930	2,706	11,219	12,606
Sales and marketing, deferred commissions, net	(1,294)	(1,182)	(4,789)	(5,525)
Property management	9,219	7,733	35,076	32,639
Depreciation on real estate and other costs	23,780	17,166	79,981	68,125
Amortization of in-place leases	17,720	—	28,479	—
Cost of home sales	1,663	1,078	5,683	5,396
Home selling expenses	350	690	1,589	2,078
General and administrative	5,763	5,517	23,833	22,559
Transaction costs	1,160	—	18,493	—
Rent control initiatives	210	1	1,009	1,120
Goodwill impairment	—	3,635	—	3,635
Depreciation on corporate assets	275	245	1,034	1,080
Interest and related amortization	30,737	21,930	99,668	91,151

Total expenses	155,816	110,890	539,517	452,760

Income before equity in income of unconsolidated joint ventures ventures	3,496	10,283	40,556	58,601

Equity in income of unconsolidated joint ventures	366	313	1,948	2,027

Consolidated income from continuing operations	3,862	10,596	42,504	60,628

Discontinued Operations:
Loss from discontinued operations	—	—	—	(231)

Consolidated net income	3,862	10,596	42,504	60,397

Income allocated to non-controlling interest – Common OP Units	16	(821)	(3,105)	(5,903)
Income allocated to non-controlling interest – Perpetual Preferred OP Units	—	(4,039)	(2,801)	(16,140)
Series A Redeemable Perpetual Preferred Stock Dividends	(4,038)	—	(13,357)	—
Series B Redeemable Preferred Stock Dividends	—	—	(466)	—

Net (loss) income available for Common Shares	$(160)	$5,736	$22,775	$38,354

Net (loss) income per Common Share – Basic	$(0.00)	$0.19	$0.64	$1.26
Net (loss) income per Common Share – Fully Diluted (1)	$(0.00)	$0.18	$0.64	$1.25

Average Common Shares – Basic	40,263	30,728	35,591	30,517
Average Common Shares and OP Units – Basic	44,978	35,271	40,004	35,247
Average Common Shares and OP Units – Fully Diluted	45,296	35,597	40,330	35,518

(1)	As a result of the Net loss available for Common Shares for the quarter ended December 31, 2011, the Company’s Common OP Units are considered anti-dilutive, and excluded from the computation of the Net Loss Per Common Share – Fully Diluted for the three months ended December 31, 2011 only.

Equity LifeStyle Properties, Inc.

(Unaudited)

	Three Months Ended		Years Ended
Reconciliation of Net (Loss) Income to FFO and FAD (amounts in 000s, except for per share data)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Computation of funds from operations:
Net (loss) income available for Common Shares	$(160)	$5,736	$22,775	$38,354
(Loss) income allocated to common OP Units	(16)	821	3,105	5,903
Series B Redeemable Preferred Stock Dividends	—	—	466	—
Right-to-use contract upfront payment, deferred, net (1)	3,169	3,027	11,936	14,856
Right-to-use contract commissions, deferred, net(2)	(1,294)	(1,182)	(4,789)	(5,525)
Depreciation on real estate assets and other costs	23,780	17,166	79,981	68,125
Amortization of in-place leases	17,720	—	28,479	—
Depreciation on unconsolidated joint ventures	308	305	1,229	1,218
Loss on discontinued operations	—	—	—	231

Funds from operations (FFO)	$43,507	$25,873	$143,182	$123,162

Non-revenue producing improvements to real estate	(8,320)	(6,718)	(23,315)	(20,701)

Funds available for distribution (FAD)	$35,187	$19,155	$119,867	$102,461

FFO per Common Share – Basic	$0.97	$0.73	$3.58	$3.49
FFO per Common Share – Fully Diluted	$0.96	$0.73	$3.55	$3.47

FAD per Common Share – Basic	$0.78	$0.54	$3.00	$2.91
FAD per Common Share – Fully Diluted	$0.78	$0.54	$2.97	$2.88

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the entry of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales.
(2)	The Company is required by GAAP to defer recognition of the commission paid related to the entry of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the entry of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions.

	As of December 31, 2011	As of December 31, 2010
Total Common Shares and OP Units Outstanding:
Total Common Shares Outstanding	41,078,200	30,972,353
Total Common OP Units Outstanding	4,103,067	4,431,420

	December 31, 2011 (amounts in 000s)	December 31, 2010 (amounts in 000s)
Selected Balance Sheet Data:
Net investment in real estate	$3,265,447	$1,884,322
Cash and short-term investments	$70,460	$64,925
Total assets	$3,496,664	$2,048,395

Mortgage notes payable	$2,084,683	$1,412,919
Term loan	$200,000	$—
Unsecured lines of credit(1)	$—	$—
Total liabilities	$2,497,384	$1,588,237
Perpetual Preferred OP Units	$—	$200,000
8.034% Series A Cumulative Redeemable Perpetual Preferred Stock	$200,000	$—
Total equity	$799,280	$260,158

(1)	As of December 31, 2011, the Company had an unsecured line of credit with a borrowing capacity of $380.0 million which accrued interest at a rate of LIBOR plus 1.65% to 2.50% per annum and contained a 0.30% to 0.40% facility fee. The unsecured line of credit matures on September 18, 2015 and has an eight-month extension option.

Equity LifeStyle Properties, Inc.

(Unaudited)

Summary of Total Sites as of December 31, 2011:

Sites
Community sites	74,100
Resort sites:
Annuals	21,000
Seasonal	9,000
Transient	9,700
Membership (1)	24,300
Joint Ventures (2)	3,100

141,200

(1)	Sites primarily utilized by approximately 105,000 members.
(2)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.

	Three Months Ended		Years Ended
Manufactured Home Site Figures and Occupancy Averages: (1)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Total Sites	71,828	44,232	55,709	44,232
Occupied Sites	63,886	39,965	49,847	39,880
Occupancy %	88.9%	90.4%	89.5%	90.2%
Core Occupancy %	91.2%	90.6%	90.9%	90.4%
Monthly Base Rent Per Site	$517.12	$544.52	$533.05	$541.94
Core (2) Monthly Base Rent Per Site $51	$556.91	$544.58	$554.08	$542.01

	Three Months Ended		Years Ended
Home Sales: (1) (Dollar amounts in thousands)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
New Home Sales Volume (3)	11	20	51	82
New Home Sales Gross Revenues	$612	$584	$2,278	$2,695
Used Home Sales Volume (4)	290	218	893	795
Used Home Sales Gross Revenues	$1,195	$777	$3,810	$3,425
Brokered Home Resale Volume	162	148	711	673
Brokered Home Resale Revenues, net	$198	$200	$806	$918

(1)	Results of continuing operations, excludes discontinued operations.
(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The 2011 Core Portfolio includes all Properties acquired prior to December 31, 2009 and which have been owned and operated by the Company continuously since January 1, 2010. Core growth percentages exclude the impact of GAAP deferrals of membership sales and related commission.
(3)	The year ended December 31, 2011, included three third-party dealer sales. The quarter and year ended December 31, 2010, included six and 19 third-party dealer sales, respectively.
(4)	The years ended December 31, 2011 and 2010, included one and ten third-party dealer sales, respectively.

Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures

Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.

The Company defines FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in its calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating the Company’s operating performance. The Company computes FFO in accordance with its interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating the Company’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of the Company’s financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions.